UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ----)*


                                  SEAMED CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   81218Q10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 2 of 6 Pages

CUSIP No.    81218Q10 0            13G                 Page   2   of   6   Pages
             ----------                                      ---      ---


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             THE BESSEMER GROUP, INCORPORATED*
             13-3093730
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)  X

------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             -0-

         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            341,224 shs.
           EACH                   ---------- -----------------------------------
         REPORTING                    7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              -0-
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             341,224 shs.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             341,224 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.2%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             HC
------------ -------------------------------------------------------------------
*The shares reported on this page include the shares reported on page 3, as The Bessemer Group, Incorporated is the parent of the other reporting person.

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 6 Pages

CUSIP No.    81218Q10 0            13G                 Page   3   of   6   Pages
             ----------                                      ---      ---


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             BESSEMER TRUST COMPANY, NATIONAL ASSOCIATION
             13-2792165
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)  X
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             341,224 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
         REPORTING                    7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              341,224 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             341,224 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.2%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             BK
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 6 Pages

CUSIP No.    81218Q10 0            13G                 Page   4   of   6   Pages
             ----------                                      ---      ---


Item 1.

(a)   Name of Issuer:

                           SeaMED Corp.

(b)   Address of Issuer's Principal Executive Offices:

                           14500 Northeast 87th Street
                           Redmond, Washington  98052



Item 2.

(a), (b) and (c) Name of Persons Filing, Address of Principal Business
                 -----------------------------------------------------
                 Office and Citizenship:
                 ----------------------

                  The Bessemer Group, Incorporated ("BGI") as a parent holding company and Bessemer Trust Company, National Association ("BTNA"). BTNA is wholly-owned by BGI.

                  BTNA is a trust company that manages accounts for the benefit of others. The holders of the securities referred to in this statement are accounts managed by BTNA.

                  BGI has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BTNA has its principal office at 630 Fifth Avenue, New York, New York 10111.

                  BGI is a corporation organized under the laws of Delaware. BTNA is a national bank chartered under the laws of the United States of America.

(d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           81218Q100


                                Page 4 of 6 Pages

CUSIP No.    81218Q10 0            13G                 Page   5   of   6   Pages
             ----------                                      ---      ---


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

                  (a), (c) through (f), (h) through (j) not applicable.

                  (b)  Bank as defined in Rule 3(a)(6) of the Act, as to BTNA.

                  (g) Parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G), as to BGI.



Item 4.  Ownership

                  Items 5 through 9 and Item 11 of Pages 2 and 3 of this Statement are incorporated herein by reference.



Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Items 1 and 12 of page 3 of this Statement are incorporated herein by reference.



Item 8.  Identification and Classification of Members of the Group

                  BTNA is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.



Item 9.  Notice of Dissolution of Group

                  Not applicable.


                               Page 5 of 6 Pages

CUSIP No.    81218Q10 0            13G                 Page   6   of   6   Pages
             ----------                                      ---      ---


Item 10.  Certification

                  By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

Item 11.  Signatures

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:            February 1, 1999


                        THE BESSEMER GROUP, INCORPORATED


                        By:       /s/ Richard R. Davis
                           -------------------------------
                        Name:     Richard R. Davis,
                        Title:    Executive Vice President




                        THE BESSEMER TRUST COMPANY, NATIONAL ASSOCIATION


                        By:       /s/ Richard R, Davis
                           -------------------------------
                        Name:     Richard R. Davis,
                        Title:    Executive Vice President




                               Page 6 of 6 Pages